Exhibit 10.5

WINE DISTRIBUTION AND EXCLUSIVITY AGREEMENT

This Agreement is made as of [●] (the “Effective Date”) by and between:

SAS Chateau Lagarosse, a company organized under the laws of France, with registered address at 846 Route de Camail, 33550 Tabanac, France (hereinafter referred to as the “Supplier”);

[●], [address] (hereinafter referred to as the “Distributor”).

Collectively, the parties are referred to as the “Parties.”

1.	TERM AND RENEWAL

1.1	Initial Term: This Agreement shall remain in effect for an initial period of five (5) years from the Effective Date.

1.2	Renewal: The Agreement may be renewed for successive five (5) year terms, provided that either Party gives written notice of its intent to renew to the other Party within three (3) months prior to the expiration of the current term. Failure to provide such notice shall result in the Agreement terminating automatically at the end of the current term.

1.3	Previous Orders: All orders or agreements between the Supplier and the Distributors prior to this Agreement, unless the goods are delivered after the date of this Agreement, shall not be bounded by this Agreement. As such, no amount of those previous agreements shall be included in any calculations of this Agreement. For clarity, any goods invoiced and received by the Distributor after the date of this Agreement shall be bounded by this Agreement.

1.4	Orders of this Agreement: The Distributor shall place orders under this Agreement by direct communication with the Supplier. Once the order is confirmed, the Supplier shall produce each order with a separate Sales Agreement to be signed by both the Supplier and the Distributor, in which, price adjustments and/or quantity discounts can be agreed in any of these separate agreements. The Supplier shall then issue an invoice and a delivery note to be signed and accepted by the Distributors.

2.	Special Appointed Distribution Agent

2.1	The Supplier grants the Distributor the status of Special Appointed Distribution Agent to distribute, market, and sell the Supplier’s wine products (as listed in Appendix A, “Authorized Wine Portfolio”) within the following territory (the “Special Appointed Territory”):

Entire Country: [●]

2.2	The Distributor shall not distribute or sell the Authorized Wine Portfolio outside the Specially Appointed Territory except as permitted under written agreement with the Supplier.

2.3	The Supplier shall render appropriate supports to the Distributors in marketing, promotion, wine exhibition, wine tasting and other forums to achieve a coordinated effort for long term product development.

3.	PRICING TERMS

3.1	The Distributor shall purchase the Authorized Wine Portfolio at the prices set forth in the Supplier’s official price list (Appendix B, “Wine Price List”).

3.2	The Supplier shall update the Wine Price List annually, no later than January 1 of each Contract Year. The Supplier shall provide the Distributor with written notice of the updated price list at least 30 days before the new prices take effect.

3.3	The Distributor shall not purchase the Authorized Wine Portfolio from any third party (other than the Supplier) during the term of this Agreement.

4.	DELIVERY TERMS: EX-WORK, RISK, INSURANCE, AND TRANSPORTATION

4.1	The Ex-work Delivery: All wines shall be delivered on an Ex-work basis from the Supplier’s designated site: Chateau Lagarosse, Tabanac, France (the “Ex-work Site”). Title to the goods shall pass to the Distributor when the goods are made available for collection at the Ex-work site.

4.2	Risk Transfer: The Supplier shall retain the risk of loss, damage, or deterioration to the wine until delivery is completed ex-work (i.e. until the Distributor or its authorized carrier takes physical possession of the goods at the ex-work site). After such delivery, the risk of loss, damage, or deterioration shall pass to the Distributor.

4.3	Insurance Responsibility: The Distributor shall be solely responsible for obtaining and maintaining cargo insurance for the wine from the time of ex-work delivery onward. The insurance shall cover risks including, but not limited to, loss, damage, theft, and temperature fluctuations during transportation and storage.

4.4	Transportation Arrangements and costs: The Distributor shall bear all costs associated with transportation the wine from the ex-work site to its desired destination. The Distributor shall arrange for a licensed carrier of its choice; however, the Supplier shall provide reasonable facilitation to assist with transportation, including making the goods available, providing loading assistance, and sharing documentation required for transportation such as export permits etc.

5	RETAIL PRICE DISCLOSURE

5.4	The Distributor shall publicly disclose and adhere to the global wine retail price (the “Global Retail Price”) for each product in the Authorized Wine Portfolio, as published by the Supplier from time to time (Appendix C, “Global Retail Price List”).

5.5	The Distributor shall not advertise the Authorized Wine Portfolio to end customers at a price lower than the Global Retail Price, except for temporary promotional events approved in writing by the Supplier (e.g., seasonal sales, trade shows).

5.6	The Supplier shall notify the Distributor of any changes to the Global Retail Price at least 15 days before the changes take effect.

6	CHATEAU VISIT ARRANGEMENTS

6.4	The Distributor shall refer potential customers (e.g., wholesale buyers, key retail clients) to the Supplier for chateau visits (the “Visitors”). The Distributor shall provide the Supplier with the Visitors’ details (name, contact information, visit dates) at least 10 days in advance.

6.5	The Supplier shall bear the cost of hotel accommodations and meals for the Visitors during their chateau visit, in accordance with the following schedule (the “Visit Budget”):

6.5.1	Hotel: Up to US$200 per night per Visitor (for a maximum of 5 nights);

6.5.2	Meals: Up to US$100 per day per Visitor (for the duration of the visit, not exceeding 5 days).

6.6	The Supplier shall not be liable for additional costs (e.g., airfare, transportation to/from the chateau, personal expenses) unless otherwise agreed in writing.

6.7	The total amount as depicted in Section 6.2 visits per any year during the currency of this Agreement shall not exceed 10% of the minimum current annual requirement or actual preceding year’s total purchase value, whichever is higher.

6.8	The Supplier will dedicate to provide appropriate activities as depicted in the marketing materials from time to time to suit different visitors’ request.

6.9	The Supplier shall not sell any wines to the Distributors’ visitors and shall refer the purchase to the respective Distributors

7	PENALTIES FOR NON-COMPLIANCE TERMINATION

7.4	Violation of Pricing Rules: If the Distributor advertise the Authorized Wine Portfolio below the Global Retail Price (without written approval from the Supplier):

7.4.1	The Supplier shall issue a written warning for the first violation;

7.4.2	For the second violation, the Supplier shall withhold 25% of any pending Reward Credit;

7.4.3	For the third violation, the Supplier may terminate this Agreement immediately.

7.5	Violation of Territorial Rules: the Distributor is not allowed to sell to outside its Special Appointed Territory. Repeated violations may result in termination of the Special Appointed Agent Status at the Supplier’s discretion.

7.6	Either Party may terminate this Agreement with 90 days’ written notice if:

7.6.1	The other Party materially breaches any term of this Agreement and fails to cure the breach within 30 days of receiving written notice;

7.6.2	The other Party becomes insolvent, files for bankruptcy, or has a receiver appointed over its assets.

7.7	Upon termination:

7.7.1	The Distributor shall cease all distribution and sales of the Authorized Wine Portfolio within 15 days;

7.7.2	The Distributor shall return any unsold inventory, if in good condition, to the Supplier (at the Supplier’s cost) or sell it within the Special Appointed Territory (with the Supplier’s written approval) subject to mutual agreement.

8	GOVERNING LAW AND DISPUTE RESOLUTION

8.4	This Agreement shall be governed by and construed in accordance with the laws of France.

8.5	Any dispute arising out of or in connection with this Agreement shall first be resolved through good-faith negotiation between the Parties. If negotiation fails within 30 days, the dispute shall be submitted to arbitration in France in accordance with the rules of the relevant authorities. The arbitration award shall be final and binding on both Parties.

9	MISCELLANEOUS

9.4	Confidentiality: Both Parties shall keep the terms of this Agreement and any non-public information (e.g., pricing, customer data) confidential for 3 years after termination.

9.5	Amendments: Any changes to this Agreement must be in writing and signed by both Parties.

9.6	Notices: All communications under this Agreement shall be in writing and delivered via email, certified mail, or courier to the addresses listed in Section 1.

9.7	Force Majeure: Neither Party shall be liable for delays in performance due to circumstances beyond its reasonable control (e.g., natural disasters, war, regulatory bans).

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Supplier:	SAS Chateau Lagarosse

Name:	Chung Keung Steve LOO
Title:	President
Date:	[●]
Sign and Chop:

Distributor: [●]

Name:	[●]
Title:	[●]
Date:	[●]
Sign and Chop:

APPENDICES (INCORPORATED INTO THIS AGREEMENT)

9.7.1.1	Appendix A: Authorized Wine Portfolio (List of Wine Products and Specifications)

9.7.1.2	Appendix B: Wine Price List (Supplier’s Wholesale Prices for the Authorized Portfolio)

9.7.1.3	Appendix C: Global Retail Price List (Supplier’s Published Retail Prices for End Customers)

APPENDIX A: Authorized Wine Portfolio (List of Wine Products and Specifications)

Product name	Specification
Chateau Lagarosse Cuvee Prestige / Tradition Elegance/ Selection/ Douley	1 X 12 X 75 cl
Chateau Lagarosse Cadillac Cotes de Bordeaux	1 X 12 X 75 cl
Chateau Lagarosse Les Comtes	1 X 12 X 75 cl

Appendix B: Wine Price List (Supplier’s Wholesale Prices for the Authorized Portfolio)

Product name	Specification	Wholesale price (per bottle)
Chateau Lagarosse Cuvee Prestige / Tradition Elegance/ Selection/ Douley	75 cl	€ [●]
Chateau Lagarosse Cadillac Cotes de Bordeaux	75 cl	€ [●]
Chateau Lagarosse Les Comtes	75 cl	€ [●]

Appendix C: Global Retail Price List (Supplier’s Published Retail Prices for End Customers)

Product name	Specification	Wholesale price (per bottle)
Chateau Lagarosse Cuvee Prestige / Tradition Elegance/ Selection/ Douley	75 cl	€ [●]
Chateau Lagarosse Cadillac Cotes de Bordeaux	75 cl	€ [●]
Chateau Lagarosse Les Comtes	75 cl	€ [●]

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